Exhibit 16.1
June 21, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of SandRidge Energy Inc.’s Form 8-K dated June 21, 2022, and have the following comments:

1.We agree with the statements made in Item 4.01(a).

2.We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,
/s/ DELOITTE & TOUCHE LLP